EXHIBIT 8.1


                                        Subsidiaries
-------------------------------------------------------------------------------------------
                                                    Jurisdiction of
                                                      Organization                Name
                                                    ---------------          --------------
Ultragaz Participacoes S.A.                               Brazil                Ultragaz
  Companhia Ultragaz S.A.                                 Brazil                Ultragaz
  Bahiana Distribuidora de Gas Ltda.                      Brazil               Brasilgas
  Utingas Armazenadora S.A.                               Brazil                Utingas
  LPG International Inc.                              Cayman Islands              LPG
Ultraquimica Participacoes S.A.                           Brazil              Ultraquimica
  Melamina Ultra S.A. Industria Quimica                   Brazil                Melamina
  Oleoquimica do Nordeste Ltda.                           Brazil              Oleoquimica
Oxiteno S.A. - Industria e Comercio                       Brazil                Oxiteno
  Oxiteno Nordeste S.A. - Industria e Comercio            Brazil                Oxiteno
  Oxiteno International Co.                       British Virgin Islands        Oxiteno
  Oxiteno Overseas Co.                            British Virgin Islands        Oxiteno
Ultracargo Participacoes Ltda.                            Brazil               Ultracargo
  Transultra - Armazenamento e Transporte                 Brazil
    Especializado Ltda.                                                        Transultra
  Terminal Quimico de Aratu S.A.                          Brazil                Tequimar
Ultratecno Participacoes Ltda.                            Brazil               Ultratecno
Imaven Imoveis e Agropecuaria Ltda.                       Brazil                 Imaven